Exhibit 10.14

December 17, 2020

Rulfo F. Hernandez, CPA

7100 NW 109 Court

Doral, FL, 33178

Dear Mr. Hernandez:

On behalf of AST & Science LLC, (the “Company” or “AST”), I am pleased to offer you the position of Chief Accounting Officer. The terms of your employment relationship with the Company are as set forth below.

1.	Position. Your title will be Chief Accounting Officer and you will be reporting to Thomas Severson, AST CFO/COO (or his successor). This is a regular full-time, exempt position.

2.	Start Date. Your start date will be no later 31 January 2021, the exact date to be determined by mutual agreement prior to that date.

3.	Location. Your primary place of employment shall be at your home office in Miami, FL, until such time that the Company opens its Miami corporate group headquarters. Your primary place of employment will be the Miami corporate group headquarters upon the opening of those offices. From time to time, you should anticipate/expect travel, including, but not limited to Company facilities nationwide and worldwide as part of your duties, taking into account all COVID-19 travel restrictions and COVID-19 travel precautions.

4.	Base Salary. You will be paid a semi-monthly salary in the gross amount of US$10,416.66, which is equivalent to US$250,000.00 gross annual salary. The base salary is subject to reductions to reflect applicable withholdings, payroll taxes and other deductions required by law; and is payable in accordance with the Company’s standard payroll schedule.

5.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits, as in effect from time to time. The Company currently offers a comprehensive employee benefits program, including, but not limited to:

●	Private health, dental and vision insurance plan. As with Company employees generally, you will be eligible for the private health, dental and vision insurance plans we offer, as per Company policy. As a reminder, the cost of these coverage is shared between the employee and the employer. Specific terms and conditions may change upon coverage provider decision or Company policies. While we expect to continue to maintain competitive benefit plan offerings, please understand that nothing contained in this letter or otherwise shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, dental, vision, 401(k)/retirement, or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program

●	Equity Compensation. Subject to the approval of the Board of Directors of the pending AST conversion (“Transaction”) to a US public company (“PubCo”) on the Nasdaq exchange and your commencing and continuing employment through the applicable grant date, you will be granted an equity award (the “Equity Award”) covering a number of shares of Pubco common stock equal to fourteen thousand (14,000) (i.e., the agreed-upon number of common units of AST that would be subject to an equity award grant made today), multiplied by the conversion ratio applied in converting existing AST common units into post-Transaction AST common units (which in turn will bear a 1:1 ratio to PubCo common stock), as determined by the Company in connection with the Transaction. The terms and conditions of the Equity Award, including the type of award, vesting schedule and forfeiture provisions, will be set forth in an award agreement prescribed by PubCo (the “Equity Award Agreement”). The Equity Award will be governed in all respects by the terms of and conditions of the applicable equity incentive plan and the Equity Award Agreement.

●	Retirement Plan. As with Company employees generally, you will be eligible to participate in the Company’s 401K retirement plan, currently administered by Voya Financial.

6.	Standard Employee Agreements. Like all Company employees in like positions, as a condition of your employment, you will be expected to sign and comply with a Confidentiality, Assignment of Inventions and Non-Competition and Non-Solicitation Agreement substantially in the form attached hereto as Exhibit A (the “Non-Competition Agreement”). Your employment will be contingent upon and not be deemed effective until you have executed and returned the Non-Competition Agreement to the Company. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

7.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Chief Executive Officer.

8.	Assignment and Successors. This agreement shall be binding upon and inure to the benefit of the Company, you, and the Company’s and your respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of your rights or obligations may be assigned or transferred by you, other than your rights to payments hereunder, which may be transferred only by will or by operation of law.

9.	Employment Eligibility. In compliance with the Immigration Reform and Control Act of 1986, this offer of employment is conditional upon you presenting documents verifying your identity and legal authorization to work in the United States. We ask that you be prepared to present the proper documents as required by the Department of Homeland Security for the Employment Eligibility Verification I-9 form that you will be asked to complete within the first three days of employment.

10.	Company Policies. As an employee of the Company and as a condition of your continued employment, you will be expected to comply with all Company policies and procedures as adopted from time-to- time, including but not limited to such policies as may be adopted in the Company’s employee handbook and policies relating to the Company’s compliance with applicable laws, rules, and regulations.

11.	Employment Relationship. Notwithstanding the above provisions, this letter is not to be construed as a contract of employment for any fixed time period; nor modifies or waives the “at will” status of an employee. Either you or the company may terminate the employment relationship, with or without advance notice, with or without just cause, at any time without any obligation for services to be performed or compensation to be paid for any period beyond the effective date of termination. Any contrary representations that may have been made to you are superseded by this letter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12.	Entire Agreement. This agreement, together with the Non-Competition Agreement described in Section 6, constitutes the entire agreement between the parties and supersedes all other agreements or understandings, whether written or oral, regarding your service to the Company.

13.	Certain Exclusions. Notwithstanding the foregoing or anything herein or in the Non-Competition Agreement to the contrary, you understand that (i) nothing contained herein or in the Non-Competition Agreement will prohibit you from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing herein is intended to or will prevent you from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

14.	Governing Law. This agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Florida, without giving effect to any principles of conflicts of law, whether of the State of Florida or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

You may indicate your agreement with these terms and AST’s pre-employment requirements, by signing and dating both the enclosed original of this letter and the enclosed Non-Competition Agreement, and returning them to the undersigned. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

We look forward to a long and happy association with you and our Company, and we are confident that you will make a significant contribution to our business!

AST & Science LLC

/s/ Thomas Severson
By:	Thomas Severson, CFO & COO

The foregoing terms and conditions are hereby accepted as of December 28, 2020.

Signed:	/s/ Rulfo F. Hernandez
Rulfo F. Hernandez, CPA